UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2015

ALPHA-EN CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-12885	95-4622429
(State of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 White Plains Road Suite 425, Tarrytown, New York 10591

(Address of principal executive offices)

Registrant’s telephone number, including area code: (914) 631-5265

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Current Report on Form 8-K

alpha-En Corporation (the “Company”)

October 20, 2015

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2015, Steven M. Fludder was appointed to be the Company’s Chief Executive Officer. Jerome I. Feldman, the Company’s continuing Chairman of the Board, resigned such position in order to bring in Mr. Fludder.

Mr. Fludder, age 55, has been involved as a global executive in energy and manufacturing enterprises for more than three decades. He joined General Electric Company (GE) in 1983 as a design engineer in GE’s Aircraft Engines business where he held a series of increasingly responsible leadership positions including leading new aircraft engine model product development.  In 1993, he joined GE’s Marine & Industrial business where he relocated to Hong Kong and grew this business unit across the Asia Pacific region.  In 1998, he transferred to GE Energy Services and led the growth of GE’s power plant aftermarket service business in North Asia which included Japan, South Korea, China, Hong Kong and Taiwan.  In 1999, he became head of GE Energy Services for the Northeast region of the United States and, in 2002, he relocated back to Asia and started up GE’s Wind Energy business in the Asia region.  In 2003, he was appointed President and CEO of GE Energy China, based in Beijing, and led the growth of GE’s Power and Oil & Gas business units in China to more than $1 billion in annual revenue. In 2006, he was elected a corporate officer by GE’s Board of Directors and appointed Vice President of Global Sales for GE Water & Process Technologies, a division of GE providing worldwide solutions to the water and wastewater industry where he led a team of over 3,000 professionals located around the globe generating over $2 billion in annual revenue. In 2008, he became the corporation’s executive in charge of ecomagination, which is GE’s environmental business strategy involving investments in R&D and technology, as well as venture-backed companies, to create products and solutions that improve environmental impact and reduce operating expenditures for customers in the power, oil & gas, water, aviation, transportation and consumer appliance industries. In 2010, Mr. Fludder joined Samsung Engineering Company Limited, based in Korea, where he served as Chief Sales and Marketing Officer for the company’s Engineering, Procurement and Construction business building power plants, petrochemical plants, water treatment plants and electronics manufacturing plants around the world. He also served at Samsung Techwin, based in Korea, as President of the Power Systems division which manufactures advanced technology aircraft engines, industrial compressors and related equipment for aviation and energy customers. From 2014 until 2015, Mr. Fludder was Chief Executive of AECOM Technology Corporation’s Energy and Water business lines which provide engineering and project management services to utility customers around the world. Mr. Fludder holds a Bachelor of Science degree from Providence College, a Bachelor of Science degree in Mechanical Engineering from Columbia University and a Master of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology.

Pursuant to a term sheet, Mr. Fludder has agreed to serve as the Company’s Chief Executive Officer for a period of three years. The Company has agreed to grant to Mr. Fludder 350,000 shares of the Company’s common stock currently and an additional 650,000 shares of common stock on March 20, 2016, which shares will be subject to various vesting and other restrictions, as well as stock options to purchase 250,000 shares of common stock vesting in installments after each of the next three years. Mr. Fludder has agreed to maintain the confidentiality of the Company’s technology and intellectual property. The Company and Mr. Fludder are finalizing an employment agreement, which will be described in further detail in future SEC filings.

Mr. Fludder has not engaged in a related party transaction with the Company during the last two fiscal years, and there are no family relationships between Mr. Fludder and any of our other executive officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2015	ALPHA-EN CORPORATION

	By:	/s/ Jerome I. Feldman
Name: Jerome I. Feldman
Title: Chairman of the Board, Chief Financial Officer and Treasurer

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